Exhibit 99.1

	Contact:	Michael Umana
Chief Financial Officer
(781) 251-4712
\FOR IMMEDIATE RELEASE\
John Swanson
Swanson Communications, Inc.
(516) 671-8582

LOJACK CORPORATION ENTERS INTO RETIREMENT AND NONCOMPETITION AGREEMENT WITH FORMER CEO

Westwood, MA. November 21, 2006 --LoJack Corporation (NASDAQ NMS: “LOJN”) announced that it had entered into a Retirement and Non-Competition Agreement with Joseph F. Abely, former Chairman and CEO. The agreement provides for his continued employment at his current base salary and benefits through July 31, 2007, at which time he will retire from employment by the Company. He will be paid $50,000 on December 1, 2006. Upon retirement or earlier death or total disability, all outstanding options and time-vesting restricted stock grants will vest. Mr. Abely will be covered under the Company’s retiree medical plan to age sixty-five, and the Company will pay all premiums for five years and one half of the premiums thereafter. Retirement will vest benefits under the Company’s deferred compensation plan. The Agreement includes a covenant against competition with the Company in exchange for which he will be paid a total of $1.25 million over five years.

Richard T. Riley, Chief Executive Officer said, “Charges related to the agreement will impact earnings in the fourth quarter by approximately $0.09 per fully diluted share. As a result, it is now our expectation that GAAP earnings for the full year will be approximately $0.86 to $0.88 per fully diluted share. The company continues to expect GAAP revenue for the year to grow by 11% to 12% compared to the prior year. We remain very positive about the long term strength of our business for the balance of the year and going forward.”

About LoJack

LoJack Corporation, the premier worldwide marketer of wireless tracking and recovery systems for valuable mobile assets, is the undisputed leader in global stolen vehicle recovery. Its Stolen Vehicle Recovery System delivers a better than 90% success rate and has helped recover more than $3 billion in global stolen assets. The system is uniquely integrated into law enforcement agencies in the United States that use LoJack's in-vehicle tracking equipment to recover stolen assets, including cars, trucks, commercial vehicles, construction equipment and motorcycles. LoJack operates in 26 states and the

District of Columbia, representing areas of the country with the greatest population density, and highest number of new vehicle sales and incidence of vehicle theft. In addition, LoJack technology is utilized by law enforcement and security organizations in more than 28 countries throughout Europe, Africa and Latin America. Boomerang Tracking, Inc., the dominant marketer of stolen vehicle recovery technology in Canada operates as a wholly owned subsidiary of LoJack Corporation.

From time to time, information provided by the company or statements made by its employees may contain “forward-looking” information, which involve risks and uncertainties. Any statements in this news release that are not statements of historical fact are forward-looking statements (including, but not limited to, statements concerning the characteristics and growth of the company’s market and customers, the company’s objectives and plans for future operations and products and the company’s expected liquidity and capital resources). Such forward-looking statements are based on a number of assumptions and involve a number of risks and uncertainties, and accordingly, actual results could differ materially. Factors that may cause such differences include, but are not limited to: the continued and future acceptance of the company’s products and services; the effectiveness of the company’s marketing initiatives; the rate of growth in the industries of the company’s customers; the presence of competitors with greater technical, marketing, and financial resources; the company’s ability to promptly and effectively respond to technological change to meet evolving customer needs; the extent of the company’s use of third party installers and distributors; capacity and supply constraints or difficulties; the company’s ability to successfully integrate businesses that we acquire, changes in tax laws and tax treaties, and the company’s ability to successfully expand our operations and changes in general economic or geopolitical conditions. For a further discussion of these and other significant factors to consider in connection with forward-looking statements concerning the company, reference is made to the company’s Annual Report on Form 10-K for the year ended December 31, 2005.

The company undertakes no obligation to release publicly the result of any revision to the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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